Exhibit 10.18

NON-COMPETITION/NON-SOLICITATION/NON-DISCLOSURE AGREEMENT

This Agreement is made this 5th day of May, 2006 by and between InfrastruX Group (hereinafter the “Company”, a term which includes the Company’s successors and assigns) and JOHN RANDELL HIGGINS (hereinafter “Employee”) as a condition of, and in consideration of, Employees’s employment or continued employment by the Company. By the mutual promises and covenants made herein, the undersigned parties agree as follows:

1.	Provision of Benefits to Employee. Employee acknowledges that in the course of employment, Employee (a) will receive monetary compensation; (b) may receive opportunities for advancement or reassignment that the Company may, from time to time, offer (c) will obtain valuable, continuing training; (d) may be introduced to the Company’s customers and/or prospective customers; (e) will be provided with support and be permitted to utilize the Company’s goodwill and reputation in the performance of his or her duties; (f) will obtain and have access to the Company’s confidential, proprietary, customer, or trade secret information, including, but not limited to, non-public information regarding the Company’s silicone fluid injection process; and (g) will have the use and enjoyment of the Company’s materials, equipment, facilities and overall research and business endeavors in connection with the performance of his or her duties.

2.	No Outside Employment. Employee agrees to give the Company the exclusive benefit of Employee’s best skill and effort for the term of Employee’s employment with the Company. Employee agrees that for the term of Employee’s employment with the Company, Employee will work exclusively for the Company and not hold employment outside of the Company except with the written authorization of the Company’s President. In connection with this provision, Employee agrees not to sell outside products or services to the Company’s employees or customers during the term of Employee’s employment with the Company.

3.	Non-Competition Covenant. Employee will not, during the term of Employee’s employment with the Company and for a period of one (1) year thereafter, in any manner, directly or indirectly, engage in, or have any equity or profit interests in, or render services of any executive, marketing, administrative, operations, supervisory, or consulting nature, whether with or without remuneration, to any business or activity involved in the electric, gas, large bore directional drilling, environmental services, petrochemical telecommunication, cable restoration/cable life extension, and/or cable replacement industry, if such business or activity is in competition or is preparing to be in completion with any business, research or endeavor of the Company. The scope of competitive activities prohibited by this Agreement shall be limited to those activities of the type conducted, authorized, offered, or provided by Employee to the Company customers with whom the Employee had contact with during the course of Employee’s employment with the Company during the twelve-month period prior to the date of termination of Employee’s employment with the Company, and involving products and/or technology similar to those handled, created, sold or distributed by the Company, and/or services of any executive, marketing, administrative, operations, supervisory, or consulting nature similar to those provided by the Company during the twelve-month period prior to the date of termination of Employee’s employment with the Company.

4.

Inventions and Discoveries. Employee will promptly disclose in writing to the Company all ideas, inventions or discoveries related in any manner to the Company’s business and conceived by Employee or developed, in whole or in part, by Employee during working hours or on the property of the Company. Such ideas, inventions and discoveries will be the property of the Company, and the Company will have the right to any patents, trademarks, or copyrights that may be issued with respect thereto. Employee hereby

Confidential and Proprietary Property of InfrastruX Group.

agrees to assign to the Company, or its nominee, all right, title and interest in such ideas, inventions, discoveries, patient, trademark and copyright application, patents, trademarks and copyrights and assignments thereof, and will do such things as the Company may require to establish and protect its ownership and to effectuate the foregoing, either during Employee’s employment or thereafter. Excluded from the operation of this provision are those ideas, inventions, and discoveries, patented and unpatented, of Employee’s that were made prior to Employee’s employment by the Company and that have been described in writing by Employee and acknowledged in writing by the President of the Company.

NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate Employee to assign or offer to assign to the Company any of Employee’s rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the invention results from any work performed by Employee for the Company. This satisfies the written notice and other requirements of RCW 49.44.140.

5.	Nondisclosure; Confidentiality. During Employee’s employment with the Company and after such employment terminates, Employee will treat as confidential and proprietary to the Company any Confidential information, whether in tangible or intangible form, received or acquired by Employee in the course of performance of Employee’s employment and relating to the business affairs, customers and prospective customers, finances, equipment, products, methods, processes, design and engineering data, know-how, or technology of the Company. Employee will also comply with and be bound by all nondisclosure agreements by which the Company agrees or is obligated to protect confidential information for the benefit of any customer, client, or other third party.

“Confidential Information” means information which is treated by the Company as confidential and which has not been made generally available to the public or to competitors of the Company, and includes, but is not limited to: the Company’s pricing and marketing strategies and characteristics; profit margins and other financial information; methods of operations and sales; sources of supplies; information regarding customers or prospective customers such as names, contact persons, needs and requirements, and contract renewal dates; technical information and-know-how; and any other information relating to the Company’s business that is treated by the Company as confidential. For purposes of this Agreement, information shall not lose its character as confidential if it is known to the public or to any competitor solely by virtue of unauthorized or bad faith disclosure or publication of the information.

6.	Residuals. The terms of confidentiality under this Agreement shall not be construed to limit Employee’s right to independently develop or acquire products without use of the Company’s Confidential Information provided such development or acquisition does not violate this Agreement. However, Employee shall not be free to use for any purpose the residuals resulting from access to or work with the Confidential Information of the Company. The term “residuals” means (a) Confidential Information In intangible form that is retained in memory by persons who have had access to the Confidential information, and (b) information in any form that is derived from or based on employee’s access to Confidential information.

7.	Nonsolicitation of Customers. Employee agrees that for a period of one (1) year following the termination of Employee’s employment, Employee shall not directly, or indirectly by assisting others, contact or do business with any customer or prospective customer of the Company for purposes of providing products or services that are competitive with those provided, or being studied or developed, by the Company. This covenant applies to those customers and the related entities of those customers to which the Company sold products or services with whom the Employee had contact at any time during the twelve-month period prior to the date of termination of Employee’s employment with the Company, and those prospective customers with whom the Employee had contact with which the Company actively pursued sates or the provision of services at any time during the twelve-month period prior to the date of termination of Employee’s employment with the Company.

Confidential and Proprietary Property of InfrastruX Group.

8.	Nonsolicitation of Employees. Employee agrees that for a period of one (1) year following the termination of Employee’s employment, Employee shall not directly, or indirectly by assisting others, recruit or hire, or attempt to recruit or hire any other employee or former employee of the Company.

9.	Return of Property. Employee agrees to return all documents, records, notebooks, notes, memoranda, drawings or other documents, property, or tangible materials, and all copies thereof, that relate to the Company’s business and were made or compiled by Employee at any time or were in Employee’s possession in the course of or incident to Employee’s employment. Employee agrees that all such property, including any and all copies, is the property of the Company, held by Employee in trust solely for the benefit of the Company, and will be delivered to the Company upon termination of the Employee’s employment or at any other time upon request by the Company. It is specifically agreed that any documents, card files, notebooks, rolodexes, or computer printouts containing confidential customer information are the property of the Company regardless of who prepared or assembled the information.

10.	Enforcement

A. Reasonableness of Restrictions. Employee agrees and acknowledges that the above non-competition, non-solicitation, and non-disclosure covenants are reasonable and necessary in that they protect the legitimate business interests of the Company, yet do not unreasonably impair Employee’s ability to earn a livelihood.

B. Irreparable Harm; Injunctive Relief. Employee agrees and acknowledges that a violation by Employee of any of the covenants contained herein will result in immediate and irreparable harm to the Company for which there is no adequate remedy at law. Employee hereby agrees that the Company will be entitled, in addition to any remedies it might have under this Agreement or at law, to injunctive and other equitable relief to prevent or curtail any threatened or actual breach of this Agreement.

C. Extension of Covenants. During any breach of the provisions of this Agreement, the period of restraint set forth therein shall be automatically tolled and suspended for the amount of time that the violation continues.

D. Survival of Covenants. The obligations of Employee pursuant to Sections 3 – 9 of this Agreement shall survive the termination of this Agreement and of Employee’s employment with the Company.

E. Attorneys’ Fees. Employee agrees to pay the Company any attorney’s fees and costs which the Company incurs in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including any appeal.

F. Choice of Law; Jurisdiction and Venue. This Agreement will be governed by the laws of the State of Washington to the maximum extent permissible under law. Employee irrevocably consents to the jurisdiction and venue of the federal and state courts located at King County, Washington with respect to any dispute arising out of or in connection with this Agreement, and agrees not to commence or prosecute any action or proceeding arising out of or related to this Agreement other than in the aforementioned courts.

11.	Judicial Modification. The parties agree that, if any portion of this Agreement, including any restrictions herein, is held in any legal proceeding to be invalid or unenforceable, the remaining portions of this Agreement, including any restrictions herein, will remain in full force and effect. If any such invalidity or unenforceability is due to the unreasonableness of any particular portion or restriction, such portion or restriction shall be interpreted and enforced to the maximum extent permissible by law.

12.	Construction of Agreement.

A. No Employment Rights. This Agreement does not grant or extend to Employee any rights to employment by the Company. The Employee remains an employee at will, meaning that either Employer or the Company may terminate the employment of Employee, with cause or without cause and with or without notice. This Agreement shall survive the termination of the employment of Employee and the terms and provisions of this Agreement shall remain enforceable in accordance with its terms.

Confidential and Proprietary Property of InfrastruX Group.

B. Other Claims and Defenses. The parties agree that the existence of any claims, defenses of obligations between the parties not described the in Agreement shall not affect the enforceability of this Agreement or the remedies thereunder.

C. Successors and Assigns. The parties agree that this Agreement shall be automatically assigned to any successor of the Company, unless specifically provided otherwise in a writing executed by the President of the Company.

D. Entire Understanding; Modification. This Agreement contains the entire understanding between the parties only as to the subjects set forth herein, and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter herein. This Agreement may not be modified, except by a writing signed by Employee and the President of the Company.

13.	Employee’s Representation Regarding Other Agreements. Employee represents and warrants that he/she is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in an manner would limit or otherwise affect his/her ability to perform his/her duties as an employee of the Company, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 3 of this Agreement. Employee further represents and warrants that his/her employment with the Company will not require him/her to disclose or use any confidential information belonging to prior employers or other persons, or entities.

14.	Certificate of Understanding. Employee certifies that Employee received a copy of this Agreement for review and study before being asked to sign it; read this Agreement carefully; had sufficient opportunity to discuss the Agreement with the attorney or counselor of Employee’s choice; understands Employee’s obligations under the Agreement; and signs this Agreement freely and voluntarily, and without any coercion from any person.

Employee		Company
Signature:	/s/ John R. Higgins	Signature:	/s/ Richard Schwartz
Print Name:	John R. Higgins	Print Name:	Richard Schwartz
Date:	5/5/2006	Title:	COO
		Date:	5/5/2006

Confidential and Proprietary Property of InfrastruX Group.

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